SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange of 1934

Filed by Registrant                         [ X ]
Filed by Party  other than the  Registrant  [   ]
Check the  appropriate  box:
[   ] Preliminary Proxy Statement
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Sec.240.14a-11(c) or 240.14a-12
[   ] Confidential, for Use of the Commission Only
      (as permitted by Rule 14-6(e)(2)

                                  CERBCO, INC.

Payment of Filing Fee (Check the appropriate box):

[ X ]   $125  per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
        14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[   ]   $500 per each party to the controversy  pursuant to Exchange Act Rule
        14a-6(i)(3).
[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         1) Title of each class of securities to which transaction applies:
         2) Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         4) Proposed maximum aggregate value of transaction:
         5) Total fee paid:

[   ]   Fee paid previously with preliminary materials

[   ]   Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing by registration for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1) Amount Previously Paid:
         2) Form, Schedule or Registration Statement No.:
         3) Filing Party:
         4) Date Filed:

                                  CERBCO, Inc.
                                3421 Pennsy Drive
                            Landover, Maryland 20785

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            FRIDAY, DECEMBER 20, 1996



To the Stockholders of CERBCO, Inc.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CERBCO, Inc., a Delaware corporation (the "Company"), for the fiscal year ended June 30, 1996, will be held at the Holiday Inn/US Air Arena, 9100 Basil Court, Landover, Maryland, on Friday, December 20, 1996, at 10:00 a.m. local time, for the following purposes:

         1.       To elect directors of the Company; and

         2. To transact such other business as may properly come before the meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on October 24, 1996, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

         A copy of the Company's Annual Report for the fiscal year ended June 30, 1996, a Proxy, and a Proxy Statement accompany this Notice.

         WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RESPONSE WILL ASSURE YOUR PARTICIPATION IN THE MEETING AND REDUCE THE COMPANY'S EXPENSE IN SOLICITING PROXIES. IF YOU ARE PRESENT AT THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

                                        By Order of the Board of Directors,

                                        /s/
                                        Robert F. Hartman
                                        Secretary


Landover, Maryland
November 8, 1996

                                  CERBCO, Inc.
                                3421 Pennsy Drive
                            Landover, Maryland 20785

                    Annual Meeting of Stockholders to be Held
                                December 20, 1996

                                 PROXY STATEMENT


                    SOLICITATION AND REVOCABILITY OF PROXIES

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CERBCO, Inc., a Delaware corporation ("CERBCO" or the "Company"), for use at the Annual Meeting of Stockholders to be held at the Holiday Inn/US Air Arena, 9100 Basil Court, Landover, Maryland, on Friday, December 20, 1996, at 10:00 a.m. local time, and at any adjournments thereof (the "Meeting").

         The Board of Directors (the "Board") has fixed the close of business on October 24, 1996, as the record date (the "Record Date") for the determination of stockholders who are entitled to notice of, and to vote at, the Meeting.

         Stockholders are requested to complete, sign and date the accompanying proxy and return it promptly to the Company in the enclosed envelope. If the enclosed proxy is executed and returned, it may be revoked at any time before it is voted at the Meeting by a written notice of revocation to the Secretary of the Company, or by executing a proxy bearing a later date, or by voting at the Meeting.

         Shares of Common Stock and shares of Class B Common Stock represented by valid proxies received in time for the Meeting, and not revoked, will be voted as specified therein. If no instructions are given, the respective shares of common stock will be voted FOR the election as director of the Company that nominee for director designated for election by the holders of Common Stock and listed under the caption "Proposal No. 1 - Election of Directors" herein; FOR the election as directors of the Company those nominees for director designated for election by the holders of Class B Common Stock and listed under the caption "Proposal No. 1 - Election of Directors" herein; and, if authority is given to them, at the discretion of the proxy holders, on any other matters that may properly come before the Meeting.

         The cost of solicitation will be borne by the Company. Additional solicitations may be made by mail, telephone, telegraph, personal contact or other means by the Company or by its directors or regular employees. The Company may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy statements to the beneficial owners of shares of the Company's common stock and to reimburse them for their reasonable expenses in so doing.

         This Proxy Statement and the accompanying Notice of Annual Meeting, Proxy and Annual Report are first being mailed to the Company's stockholders of record on or about November 15, 1996.

                      OUTSTANDING SHARES AND VOTING RIGHTS

         As of the Record Date, there were outstanding 1,467,956 shares, comprised of 1,157,226 shares of Common Stock, $.10 par value (the "Common Stock"), and 310,730 shares of Class B Common Stock, $.10 par value (the "Class B Common Stock"), which are the only classes of stock of the Company outstanding. A quorum shall be constituted by the presence at the Meeting of one-third (1/3) of the outstanding shares of Common Stock, or 385,742 of such shares, and one-third (1/3) of the outstanding shares of Class B Common Stock, or 103,577 of such shares.

         Each share of Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, except with respect to the election of directors and any other matter requiring the vote of Common Stock or Class B Common Stock separately as a class. The holders of Common Stock, voting as a separate class, are entitled to elect that number of directors which constitutes 25% of the authorized number of members of the Board of Directors and, if such 25% is not a whole number, then the holders of Common Stock are entitled to elect the nearest higher whole number of directors that is at least 25% of such membership. The holders of Class B Common Stock, also voting as a separate class, are entitled to elect the remaining directors. The affirmative vote of the holders of a majority of each class of common stock present in person or represented by proxy, provided a quorum of that class is present, is necessary for the election of directors by the class. The present authorized number of directorships of the Board of Directors is four. For purposes of determining whether a proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a negative vote. Where authority to vote shares is withheld, including instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the vote.

                               SECURITY OWNERSHIP

         The following information is furnished with respect to each person or entity who is known to the Company to be a beneficial owner of more than five percent of any class of the Company's voting securities as of the Record Date:

                                                                   Amount and Nature of
Name & Address of Beneficial Owner      Title of Class             Beneficial Ownership         Percent of Class
----------------------------------      --------------             --------------------         ----------------

Robert W. Erikson                       Common Stock                   57,700   1/                  5.0%
3421 Pennsy Drive                       Class B Common Stock          131,750   2/ 4/              42.4%
Landover, MD

George Wm. Erikson                      Common Stock                   56,602   3/                  4.9%
3421 Pennsy Drive                       Class B Common Stock          115,814   3/ 4/              37.3%
Landover, MD

Koonce Securities, Inc.                 Common Stock                  164,916   5/                 14.3%
6550 Rock Spring Drive
Bethesda, MD

Kennedy Capital Management, Inc.        Common Stock                   53,995   6/                  4.7%
425 N. New Ballas Road
St. Louis, MO

1/   Record and beneficial ownership, sole voting and sole investment power.
2/   Record and beneficial ownership, sole voting and sole investment power.
3/   Record and beneficial ownership.  Includes 2,246 shares of each class of stock owned jointly with Mr. Erikson's spouse, as to which there is shared voting and investment power.
4/   See sections entitled "Voting Securities and Principal Holders Thereof" and
     "Legal Proceedings."
5/   Beneficial  ownership,  sole voting and sole  investment  power as publicly disclosed in current Schedule 13G Beneficial  Ownership  Report,  reporting securities acquired by such financial institution in the ordinary course of its business.
6/   Beneficial ownership, shared voting and shared investment power as publicly disclosed in current Schedule 13G Beneficial  Ownership  Report,  reporting securities acquired by such financial institution in the ordinary course of its business.

         The following information is furnished with respect to all directors of CERBCO who were the beneficial owners of any shares of Common Stock and/or Class B Common Stock as of the Record Date, and with respect to all directors and officers of CERBCO as a group:

                                                      Amount & Nature of Beneficial Ownership
Name of Beneficial Owner     Title of Class            Owned Outright      Exercisable Options    Percent of Class
------------------------     --------------            --------------      -------------------    ----------------
Robert W. Erikson            Common Stock                 57,700  1/               3,000                   5.2%
                             Class B Common Stock        131,750  2/ 4/                0                  42.4%
George Wm. Erikson           Common Stock                 56,602  3/               3,000                   5.1%
                             Class B Common Stock        115,814  3/ 4/                0                  37.3%
Webb C. Hayes, IV            Common Stock                  3,000                   4,500                   0.6%
Paul C. Kincheloe, Jr.       Common Stock                  3,000                   4,500                   0.6%
All Directors and Officers
  as a Group (6 persons      Common Stock                120,302                  15,000                  11.5%
  including those named      Class B Common Stock        247,564                       0                  79.6%
  above) 5/ 6/

1/   Record and beneficial ownership, sole voting and sole investment power.
2/   Record and beneficial ownership, sole voting and sole investment power.
3/   Record and beneficial ownership.  Includes 2,246 shares of each class of stock owned jointly with Mr. Erikson's spouse, as to which there is shared voting and investment power.
4/   See sections entitled "Voting Securities and Principal Holders Thereof" and
     "Legal Proceedings."
5/   Mr. George Erikson also is the beneficial  owner of 16,500 shares of Common
     Stock  (less than 1% of such class) of  Insituform  East,  Incorporated,  a subsidiary of the Company. In addition,  Messrs.  George Erikson and Robert
     Erikson each are the  beneficial  owners of  exercisable  options on 75,000 shares of the Common Stock (approximately 1.8% of such class) of Insituform
     East, Incorporated,  pursuant to the Insituform East 1989 and 1994 Board of
     Directors' Stock Option Plans.
6/   Mr. Armen Manoogian, President and Director of Capitol Copy Products, Inc.
     ("CCP"), a subsidiary of the Company, is the beneficial owner of 400 shares (33 1/3%) of the Class B Stock of CCP.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

         The authorized number of directorships of the Board of Directors is four. Four directors are presently serving. Accordingly, in accordance with the Company's Certificate of Incorporation and By-laws, the Board has nominated one director to be elected by the holders of shares of Common Stock and three directors to be elected by holders of shares of Class B Common Stock. The terms of all presently serving directors expire upon the election and qualification of the directors to be elected at the Meeting, and the four persons presently serving as directors are all nominees to be elected at the Meeting. The directors elected will serve subject to the Company's By-laws until the next Annual Meeting of Stockholders for the fiscal year ending June 30, 1997 and until their respective successors shall have been duly elected and qualified.

         It is intended that the individuals named in the enclosed form of proxy will vote their proxies in favor of the election of the persons listed below as the Board's nominees for the Company's directors, unless otherwise directed. The Board has no reason to believe that any of the nominees for the office of director will not be available for election as director. However, should any of them become unwilling to be elected or unable to serve, it is intended that the individuals named in the enclosed proxy may vote for the election of such other person as the Board may recommend.

PRESENT DIRECTORS WHO ARE NOMINATED FOR RE-ELECTION

         One of the four nominees for election to the Board of Directors identified below has been designated for election by the holders of shares of Common Stock, and only the holders of such shares may vote with respect to such nominee. The remaining three nominees have been designated for election by the holders of shares of Class B Common Stock, and only the holders of such shares may vote with respect to such nominees. Accordingly, the following list contains a designation as to that nominee to be elected by holders of shares of Common Stock and those nominees to be elected by holders of shares of Class B Common
Stock:


                                                                          First Became     Class of Common Stock
Name, Age, Principal Occupation, Business Experience and Directorships   A Director  1/     for Which Nominated

Robert W. Erikson, Age 51  2/ 3/ 4/                                           1974         Class B Common Stock
President,  Treasurer and a Director of CERBCO since 1988; Insituform East, Inc.
- Vice Chairman  since 1986 and President  since 1991, a Director since 1985 and
Vice  Chairman  of the  Board  of  Directors  from  1985 to 1986;  Capitol  Copy
Products, Inc. - Vice Chairman and a Director since 1987; CERBERONICS,  Inc. - a
Director  since 1974,  Chairman  since 1988,  and President from 1977 to 1988; a
Director of Palmer National Bancorp, Inc. and The Palmer National Bank from 1983 to 1996,  and a Director of The Palmer  National  Bank's  successor,  The George
Mason Bank, N.A., since 1996.

George Wm. Erikson, Age 54  2/ 3/                                             1975         Class B Common Stock
Chairman, General Counsel and a Director of CERBCO since 1988; Insituform
East,  Inc. - Chairman and General Counsel since 1986, a Director since 1984 and
Chairman of the Board of Directors  from 1985 to 1986;  Capitol  Copy  Products,
Inc. - Chairman, General Counsel and a Director since 1987; CERBERONICS,  Inc. -
a Director since 1975,  General Counsel since 1976,  Chairman from 1979 to 1988, and Vice Chairman since 1988.

Webb C. Hayes, IV, Age 48  4/ 5/                                              1991         Class B Common Stock
Director and  Executive  Vice  President of George  Mason  Bankshares,  Inc. and
Chairman, President and CEO of The George Mason Bank, N.A., since 1996; Chairman of the Board of Palmer National Bancorp,  Inc. and The Palmer National Bank from
1985 to 1996,  President and Chief Executive Officer from 1983 to 1996;  Capitol
Copy Products,  Inc. - a Director since 1992; Insituform East, Inc. - a Director since  1994;  a Director of the Federal  Reserve  Bank of Richmond  from 1992 to
1995.

Paul C. Kincheloe, Jr., Age 54  4/ 5/                                         1991             Common Stock
Practicing attorney and real estate investor since 1967; Partner in the law firm of Kincheloe and Schneiderman since 1983;  Director of Herndon Federal Savings &
Loan from 1970 to 1983;  Director of First Federal  Savings & Loan of Alexandria
from  1983 to 1989;  Capitol  Copy  Products,  Inc.  - a  Director  since  1992;
Insituform East, Inc. - a Director since 1994.

1/   Includes  service as a director of  CERBERONICS,  Inc.,  now a wholly-owned subsidiary  of the Company.  The Company  discontinued  the  operations  of
     CERBERONICS in March 1991.
2/   Member of the Corporate Executive  Committee of the Company,  and the Chief
     Executive Officer  Committees of Insituform East,  Incorporated and Capitol
     Copy Products,  Inc., which  committees  perform the functions of the Chief
     Executive Officer of each of the respective companies.
3/   Messrs. Robert Erikson and George Erikson are brothers.
4/   Member of the Audit Committee.
5/   Member of the Stock Option Committee.

                      COMMITTEES OF THE BOARD OF DIRECTORS
                             AND MEETING ATTENDANCE

         The Board of Directors has an Audit Committee, a majority of the members of which are outside directors, and a Stock Option Committee. The Board of Directors does not have standing nominating or compensation committees, or committees performing similar functions.

         The Audit Committee, among its functions, reviews the Company's financial policies and accounting systems and controls, reviews the scope of the independent public accountants' audit and approves the duties and compensation of the independent public accountants, both with respect to audit and any non-audit services. The non-management members of the Audit Committee consult with the independent public accountants outside the presence of corporate management or other employees to discuss matters of concern, receive recommendations or suggestions for change and have a free exchange of views and information.

         The Stock Option Committee administered the 1986 Employee Stock Option Plan. This plan automatically terminated on June 28, 1996. No options under this plan are currently outstanding.

         During the fiscal year ended June 30, 1996, the Board of Directors of the Company held five meetings, the Audit Committee held one meeting, and the Stock Option Committee did not meet. Each of the Company's directors attended 75% or more of the total of (1) the number of meetings of the Board of Directors and (2) the number of meetings held by all committees of the Board on which such Director served during the fiscal year ended June 30, 1996.

                             EXECUTIVE COMPENSATION

JOINT COMPENSATION REPORT BY:
THE BOARD OF DIRECTORS AND THE STOCK OPTION COMMITTEE

GENERAL

         CERBCO, Inc. ("CERBCO" or the "Company") is a parent holding company with controlling interests in Insituform East, Incorporated ("Insituform East") [excavationless sewer and pipeline rehabilitation], and Capitol Copy Products, Inc. ("Capitol Copy") [copier and facsimile ("fax") equipment sales, service and supplies].

         The Company does not have a compensation committee. The Corporate Executive Committee (the "CEC") 1/, with the annual review and oversight of the Board, determines the base salary for all officers of the Company except the members of the CEC. The Board, as a whole, considers compensation arrangements proposed by and for members of the CEC and, pursuant to the By-laws, is the ultimate determiner of compensation arrangements for members of the CEC. In addition, the Company's Stock Option Committee determines whether options should be awarded to the Company's employees (including the members of the CEC) under the Company's 1986 Employee Stock Option Plan (the "Stock Option Plan"). When considering CEC compensation arrangements, a portion of Board review may be conducted in camera, excluding CEC members, and resolutions of the Board determining CEC compensation arrangements typically are voted upon twice, once with CEC members abstaining.

1/ Pursuant to the Company's By-laws, the CEC performs the functions of the Chief Executive Officer of the Company. The CEC presently has two members, Messrs. George Wm. Erikson, Chairman and Robert W. Erikson, President.

PHILOSOPHY

         The executive compensation philosophy of the Company (which is intended to apply to all of the executive officers of the Company, including members of the CEC) is aimed at: (i) attracting and retaining qualified management to implement the Company's business plan; (ii) establishing a direct link between management compensation and the achievement of the Company's annual and long-term performance goals; and (iii) recognizing and rewarding individual initiative and achievement. The Board believes management compensation should be set at levels competitive with compensation arrangements provided by other companies with which the Company competes for executive talent, and by other companies of similar size, business or location. It is also the Board's view that the compensation of management should have a component contingent upon the Company's level of performance. By aligning the financial interests of the Company's executive officers and those of its shareholders, the Company encourages executive officers to enhance the profitability of the Company and thus increase shareholders' value. Since CERBCO officers devote a predominate portion of their time to the affairs of the operating subsidiaries, the Board reviews and considers the compensation decisions of such subsidiaries when determining the compensation arrangements of its officers. The Board and the CEC review the compensation arrangements of the Company's executive officers on a continuing basis to ensure that such arrangements are consistent with this executive compensation philosophy.


COMPONENTS OF COMPENSATION

         The compensation program for the Company's officers (including members of the CEC) consisting of compensation received both from CERBCO and/or from one or more of its operating subsidiaries, consists of: (a) base salary; (b) compensation pursuant to plans; and (c) incentive cash bonuses. The CEC and the Board determine the base salary of CERBCO officers; the Board administers the Company's Supplemental Executive Retirement Plan (the "CERBCO Supplemental Retirement Plan") covering the Company's officers; and the members of the CERBCO Stock Option Committee make decisions with respect to awarding stock options under the CERBCO Stock Option Plan to all CERBCO employees. However, each CERBCO officer additionally serves as an officer with one or more of the Company's operating subsidiaries and receives significant compensation, including base salary, compensation pursuant to plans and incentive bonuses, from each of the relevant subsidiaries. Accordingly, the Company's officers receive most of their total annual compensation from one or more of the subsidiaries for employment responsibilities with such subsidiaries. The CERBCO Board carefully reviews the compensation decisions of the subsidiaries as they relate to the officers of CERBCO.

         Commencing in 1994, a publicly held corporation may not, subject to limited exceptions, deduct for federal income tax purposes certain compensation paid to certain executives in excess of $1 million in any taxable year (the "Deduction Limitation"). While the Company's compensation programs generally are not intended to qualify for any of the exceptions to the applicability of the Deduction Limitation, it is not expected that compensation to executives of the Company will exceed the Deduction Limitation in the foreseeable future.

         (a) Base Salary. The base salary level for each executive officer (including members of the CEC) is considered annually in September, and yearly adjustments, if any, are made effective on or about October 1st of each year. The timing of such yearly reviews permits consideration of information which is developed each year for the Company's annual report, including audited financial statements for the fiscal year then ended June 30th. The CEC is empowered to adjust the annual base salary level of executive officers (other than members of the CEC) at other times during the year should it deem any such adjustments appropriate. Such adjustments are included in the annual officer compensation review and approvals conducted by the Board each September.

             The annual September review of base salary levels is subjective. No specific factors, targets or criteria, such as the market value of the Company's stock, are employed in any formula or other quantitative prescription to determine base compensation. However, consistent with the Company's compensation philosophy, consideration is given to individual initiative, individual achievement and the Company's performance, as well as information on salaries and other remuneration at other companies of similar size, business or location. Since the officers of CERBCO are employed by and receive most of their salary from one or more of the Company's subsidiaries, the CERBCO Board reviews and considers the base salary received from such subsidiaries and determines whether the aggregate base compensation received by each officer is commensurate with the time and effort devoted to the activities of the Company and each subsidiary.

             Applying the Company's compensation philosophy during the annual review in September 1995, it was the judgment of the CEC and the Board that the base salary level of each executive officer of the Company (including members of the CEC) should be increased 5% effective October 1, 1995. In addition, the Board concurred with the decision of (a) the Insituform East Board of Directors, to increase by 5% effective October 1, 1995 the base salary of its officers, and
(b) the Capitol Copy Board of Directors to increase by approximately 5% effective October 1, 1995 the base salary of its three senior officers who together function as the Chief Executive Officer Committee of that subsidiary.

         (b) Compensation Pursuant to Plans. The officers of CERBCO are eligible to receive plan compensation through the CERBCO Supplemental Retirement Plan and until June 28, 1996 when it automatically terminated, the Company's Employee Stock Option Plan. In addition, the officers of CERBCO, including members of the CEC, are eligible to participate in compensation pursuant to plans offered to the employees of any subsidiary with which such officer may also be employed. Participation in, and benefits acquired under, such plans (other than stock option plans) are on a nondiscretionary formula basis applicable to all employees (see "Compensation Pursuant to Plans").

             Pursuant to the CERBCO Supplemental Retirement Plan, the members of the CEC will receive a monthly retirement benefit for life equivalent to 50% of the final aggregate monthly salary such executives received from the Company and its operating subsidiaries. The other executives covered by the CERBCO Supplemental Retirement Plan will receive a monthly retirement benefit for life equivalent to 25% of the final aggregate monthly salary such executives received from the Company and its operating subsidiaries. See "Compensation Pursuant to Plans - Supplemental Executive Retirement Plan."

             The terms of the CERBCO Supplemental Retirement Plan require the Company to establish a trust to facilitate the Company's satisfaction of its obligations thereunder to pay supplemental retirement benefits to the Company's executive officers. The Company has established such a trust, which has been funded by life insurance policies.

             The Board views the CERBCO Supplemental Retirement Plan as providing important benefits to the covered executives after their retirement. Further, the Board believes that the adoption of the CERBCO Supplemental Retirement Plan is fully consistent with CERBCO's compensation philosophy and is a customary form of supplemental executive retirement similar to that adopted by comparable companies.

             Pursuant to the Company's Stock Option Plan, stock option awards to any employee, including any officer, are discretionary and determined by the Company's Stock Option Committee, which in fiscal year 1996 consisted of Messrs. Kincheloe and Hayes. The Stock Option Committee must consider the following factors, articulated in the Stock Option Plan and consistent with the Company's compensation philosophy: (i) the duties and responsibilities of eligible employees; (ii) their past and prospective contributions to the success of the Company; and (iii) the extent to which they are performing, and will continue to perform, outstanding service for the benefit of the Company. No stock options were granted under this plan to, and no options available under this plan were exercised by, any officer of the Company during fiscal year 1996 (see "Compensation Pursuant to Plans - 1986 Employee Stock Option Plan," "Option/SAR Grants in Last Fiscal Year" and "Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values"). The plan automatically terminated on June 28, 1996.

             The Company's officers are eligible to participate in retirement plans offered, and may also be eligible to receive stock options under one or more of the stock option plans offered, by any subsidiary with which they may additionally be employed. No options available under the Insituform East Employee Stock Option Plan were granted to any officers of Insituform East and that plan automatically terminated on February 17, 1996. With respect to Capitol Copy officers, no options were granted under the Capitol Copy Incentive Stock Option Plan. The CERBCO Board concurred with the granting of no stock options by such subsidiaries in fiscal year 1996.

         (c) Incentive Cash Bonuses. CERBCO has deferred the direct employ of an incentive cash bonus as part of the compensation package of its officers. However, the Company believes that the compensation of its officers is typically more directly linked to the overall profitability of the Company's operations as a whole because each of the officers is employed by one or more subsidiary which offers cash incentive bonuses. Insituform East and Capitol Copy both employ an annual return-on-equity ("ROE") incentive cash bonus which is tied to the respective subsidiaries' earnings. While all officers of Insituform East are eligible to receive an ROE bonus, only the three senior officers comprising the Chief Executive Officer Committee ("CEOC") of Capitol Copy are eligible to receive an ROE bonus from Capitol Copy. The Insituform East ROE incentive bonus amount is calculated by multiplying Insituform East's annual ROE percentage (net earnings divided by weighted average equity less current earnings) by the base compensation paid to the officer over the fiscal year. In the case of Capitol Copy, a similar ROE formula equity factor is adjusted to account for any purchase debt balances. The maximum annual individual bonus available to any officer in either subsidiary is normally limited to an upper cap of 30% of the officer's base compensation used in the respective ROE formula. For the most recent fiscal year ended June 30, 1996, the ROE bonus rate was 11.1% for Insituform East officers. At Capitol Copy, where the annual shareholder ROE percentage for the fiscal year ended June 30, 1996 was 43.4%, the Capitol Copy Board awarded the CEOC members both a regular ROE bonus at the capped rate of 30% and a discretionary, supplemental bonus of an additional 6.3%. The Company's Board concurred with the incentive bonus decisions made by Insituform East and Capitol Copy for fiscal year 1996.

COMPENSATION OF MEMBERS OF THE CEC

         On September 12, 1995, the CERBCO Board approved an increase in base salary from $10,300 to $10,816 per year, effective October 1, 1995, for each current member of the CEC, namely, Messrs. George Erikson and Robert Erikson. The decision made by the CERBCO Board was subjective, taking into account the philosophical aim of setting executive compensation and was not based on any particular performance criteria. The Stock Option Committee did not award either member of the CEC stock options pursuant to the CERBCO Employee Stock Option Plan. As part of its analysis when it determined the compensation packages for Messrs. George Erikson and Robert Erikson, the Board reviewed the compensation they received from both subsidiaries in order to ensure that their aggregate compensation was reasonably apportioned in relation to the time, duties and responsibilities among each of the three companies.

         At Insituform East, the base salary of Messrs. George Erikson and Robert Erikson increased to a rate of $204,173 per year, effective October 1, 1995, from the base salary rate of $194,450 per year. Moreover, due to the positive earnings results obtained by Insituform East for fiscal year 1996, an incentive cash bonus of 11.1% based upon the ROE formula previously discussed, in the amount of $22,393 was earned by both Messrs. George Erikson and Robert Erikson. No Insituform East stock options pursuant to the Insituform East Employee Stock Option Plan were granted to either Mr. George Erikson or to Mr. Robert Erikson.

         As to Capitol Copy, the base salary received by Messrs. George Erikson and Robert Erikson increased to a rate of $63,000 per year, effective October 1, 1995, from the base salary rate of $60,570 per year. Moreover, due to the positive earnings results obtained by Capitol Copy for fiscal year 1996, an earned incentive cash bonus of 30%, based upon the ROE formula previously discussed, and a discretionary, supplemental bonus of 6.3%, in the total amount of $22,812 was earned by both Mr. George Erikson and Mr. Robert Erikson. Messrs. George Erikson and Robert Erikson are not eligible to receive stock options under the Capitol Copy Stock Option Plan.

         As previously discussed, in approving the compensation package for the CEC members, the Board considered that Messrs. George Erikson and Robert Erikson devote a predominate portion of their time and effort directly to the activities of CERBCO's operating subsidiaries, and that their work for CERBCO requires a smaller portion of their time and effort. The Board concurred in the compensation paid to the members of the CEC by each such subsidiary and believes the components of the aggregate compensation paid to Messrs. George Erikson and Robert Erikson by the Company and its subsidiaries provide a compensation package that fairly reflects the time and effort devoted by such officers to the Company and each of its subsidiaries.

The Board of Directors                  The Stock Option Committee

Robert W. Erikson                       Webb C. Hayes, IV
George Wm. Erikson                      Paul C. Kincheloe, Jr.
Webb C. Hayes, IV
Paul C. Kincheloe, Jr.

SUMMARY COMPENSATION

CERBCO is a parent holding company with controlling interests in two principal subsidiaries, Insituform East ("IEI") and Capitol Copy Products ("CCP"). CERBCO officers participate also in the management of these subsidiaries. The following table sets forth information concerning the compensation paid to each of the named executive officers of the Company and/or its subsidiaries for the fiscal years ended June 30, 1996, 1995 and 1994:

                           SUMMARY COMPENSATION TABLE
                                                                                    Long-Term Compensation
                                                 Annual Compensation                    Awards        Payouts
       Name                                                 Other        Total   Restricted
        and                                                Annual       Annual      Stock  Options/    LTIP     All Other
     Principal                          Salary    Bonus Compensation Compensation  Awards    SARs     Payouts Compensation
     Position          Year               ($)      ($)     ($) 4/         ($)        ($)      (#)       ($)        ($)
--------------------------------------------------------------------------------------------------------------------------

Robert W. Erikson     1996   CERBCO     $10,677      $0         $0       $10,677    $0           0      $0         $0
Director, President          IEI        201,555  22,393          0       223,948     0      15,000       0      9,014  5/
 & Treasurer 1/              CCP         62,784  22,812          0        85,596     0           0       0          0
                                       -------- -------        ---      --------   ---      ------     ---     ------
                                       $275,016 $45,205         $0      $320,221    $0      15,000      $0     $9,014
                                       ======== =======         ==      ========    ==      ======      ==     ======

                      1995   CERBCO     $10,412      $0         $0       $10,412    $0       1,500      $0         $0
                             IEI        196,555  31,457          0       228,012     0      15,000       0     10,118
                             CCP         61,063  28,267          0        89,330     0           0       0      1,549
                                       -------- -------        ---      --------   ---      ------     ---    -------
                                       $268,030 $59,724         $0      $327,754    $0      16,500      $0    $11,667
                                       ======== =======         ==      ========    ==      ======      ==    =======

                      1994   CERBCO     $10,000      $0         $0       $10,000    $0       1,500      $0         $0
                             IEI        188,559   2,086          0       190,645     0      15,000       0     18,322
                             CCP         57,432  17,262          0        74,694     0           0       0      1,501
                                       -------- -------        ---      --------   ---      ------     ---    -------
                                       $255,991 $19,348         $0      $275,339    $0      16,500      $0    $19,823
                                       ======== =======         ==      ========    ==      ======      ==    =======

George Wm. Erikson    1996   CERBCO     $10,677      $0         $0       $10,677    $0           0      $0         $0
Director, Chairman           IEI        201,555  22,393          0       223,948     0      15,000       0     11,264  5/
 & General Counsel 1/        CCP         62,784  22,812          0        85,596     0           0       0           0
                                       -------- -------        ---      --------   ---      ------     ---    --------
                                       $275,016 $45,205         $0      $320,221    $0      15,000      $0    $11,264
                                       ======== =======         ==      ========    ==      ======      ==    =======

                      1995   CERBCO     $10,412      $0         $0       $10,412    $0       1,500      $0         $0
                             IEI        196,555  31,457          0       228,012     0      15,000       0     12,033
                             CCP         61,063  28,267          0        89,330     0           0       0      1,549
                                       -------- -------        ---      --------   ---      ------     ---    -------
                                       $268,030 $59,724         $0      $327,754    $0      16,500      $0    $13,582
                                       ======== =======         ==      ========    ==      ======      ==    =======

                      1994   CERBCO     $10,000      $0         $0       $10,000    $0       1,500      $0         $0
                             IEI        188,559   2,086          0       190,645     0      15,000       0     19,683
                             CCP         57,432  17,262          0        74,694     0           0       0      1,501
                                       -------- -------        ---      --------   ---      ------     ---    -------
                                       $255,991 $19,348         $0      $275,339    $0      16,500      $0    $21,184
                                       ======== =======         ==      ========    ==      ======      ==    =======

Robert F. Hartman     1996   CERBCO     $10,677      $0         $0       $10,677    $0           0      $0         $0
Vice President,              IEI         85,891   9,542          0        95,433     0           0       0      6,666  5/
 Secretary &                           --------  ------        ---      --------   ---         ---     ---     ------
 Secretary &                            $96,568  $9,542         $0      $106,110    $0           0      $0     $6,666
 Controller 2/                          =======  ======         ==      ========    ==         ===      ==     ======

                      1995   CERBCO     $10,412      $0         $0       $10,412    $0           0      $0         $0
                             IEI         83,664  13,390          0        97,054     0           0       0      5,754
                                       -------- -------        ---      --------   ---         ---     ---    -------
                                        $94,076 $13,390         $0      $107,466    $0           0      $0     $5,754
                                        ======= =======         ==      ========    ==         ===      ==     ======

                      1994   CERBCO     $10,000      $0         $0       $10,000    $0           0      $0         $0
                             IEI         80,254     888          0        81,142     0           0       0      6,632
                                       --------   -----        ---      --------   ---         ---     ---    -------
                                        $90,254    $888         $0       $91,142    $0           0      $0     $6,632
                                        =======    ====         ==       =======    ==         ===      ==     ======

Armen A. Manoogian    1996   CCP       $235,660  $85,545    $8,736      $329,941    $0           0      $0     $7,500  6/
[Subsidiary                            ========  =======    ======      ========    ==         ===      ==     ======

  President, CCP] 3/  1995   CCP       $224,955 $105,962    $8,400      $339,317    $0           0      $0     $6,129
                                       ======== ========    ======      ========    ==         ===      ==     ======

                      1994   CCP       $215,775  $69,283    $7,996      $293,054    $0           0      $0     $5,898
                                       ========  =======    ======      ========    ==         ===      ==     ======

1/   The Company's Corporate Executive Committee, consisting of the Chairman and the President, exercises the duties and responsibilities of the Chief
     Executive Officer of the Company.  Information concerning Messrs. George
     Erikson and Robert Erikson is provided under the section entitled,
     "Proposal No. 1 - Election of Directors."
2/   Mr. Robert Hartman, age 49, has been Vice President and Controller of
     CERBCO since February 1988 and Secretary since June 1991.  He has also been
     Vice President - Administration and Secretary of Insituform East,
     Incorporated since June 1991.  From October 1985 to February 1988, Mr.
     Hartman was Controller of Dynamac International, Inc.   From August 1979 to
     September 1985, Mr. Hartman served in various capacities with CERBERONICS,
     Inc. including Vice President and Treasurer.
3/   Capitol Copy's Chief Executive Officer  Committee (the "CEOC"),  consisting of the Chairman, the Vice Chairman and the President,  exercises the duties and  responsibilities  of the Chief Executive  Officer of Capitol Copy. Mr.
     Armen  Manoogian,  age 53, has been  President  and a member of the CEOC of
     Capitol Copy since October 1987.  Prior to joining  Capitol Copy, he served
     as  President  of  a   publicly-traded   East  Coast   computer   retailing
     organization. Mr. Manoogian served on the Company's Board of Directors from
     October 1990 to April 1993.
4/   None of the named executive officers received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of his total salary and bonus.  The amounts reported represent payment for hours of leave in lieu of time off.
5/   Insituform  East  contributions  to the IEI  Advantage  Plan, as described on pages 13 and 14. 6/ Capitol Copy  contributions to the CCP 401(k) Profit
     Sharing Plan, as described on page 15.
6/   Capitol Copy contributions to the CCP 401(k) Profit Sharing Plan, as described on page 15.

COMPENSATION PURSUANT TO PLANS

CERBCO, Inc. Plans

CERBCO Supplemental Executive Retirement Plan

         During fiscal year 1994, CERBCO entered into Supplemental Executive Retirement Agreements with Messrs. Robert Erikson, George Erikson and Robert Hartman pursuant to a Supplemental Executive Retirement Plan (the "CERBCO Supplemental Retirement Plan"). The agreements provide for monthly retirement benefits of 50% of the executive's final aggregate monthly salary from CERBCO and its subsidiaries as defined in and limited by the executives' agreement, for Messrs. Robert Erikson and George Erikson. In the case of Mr. Robert Hartman, the agreement provides for 25% of the executive's final aggregate monthly salary from CERBCO and its subsidiaries as defined in and limited by the executive's agreement. Each covered executive's benefit under the Plan is payable in equal monthly amounts for the remainder of the covered executive's life beginning as of any date on or after his 62nd birthday (at the covered executive's election) but not before his termination of service. Payments under the CERBCO
Supplemental Retirement Plan are not subject to any reduction for Social Security or any other offset amounts but are subject to Social Security and other applicable tax withholding.

         To compute the monthly retirement benefits, the percentage of final monthly salary is multiplied by a ratio (not to exceed 1) of:

         the completed years of employment by CERBCO after 1992 to the total number of years of employment after 1992 that the executive would have completed if he had continued in employment to age 65.

         If the executive dies prior to retirement, the executive's beneficiary will receive a pre-retirement death benefit of a percentage (50% in the case of Messrs. Robert Erikson and George Erikson; 25% in the case of Mr. Robert
Hartman) of the executive's final monthly salary for 180 months. If the executive dies after commencement of the payment of benefits, but before receiving 180 monthly payments, the executive's beneficiary will receive payments until the total payments received by the executive and/or his beneficiary equal 180.

         The CERBCO Supplemental Retirement Plan is technically unfunded, except as described below. CERBCO will pay all benefits from its general revenues and assets. To facilitate the payment of benefits and provide the executives with a measure of benefit security without subjecting the CERBCO Supplemental Retirement Plan to various rules under the Employee Retirement Income Security Act of 1974, CERBCO has established an irrevocable trust (the "CERBCO, Inc. Supplemental Executive Retirement Trust Agreement"). This trust is subject to the claims of CERBCO's creditors in the event of bankruptcy or insolvency. The trust has purchased life insurance on the lives of the executive officers covered by the Supplemental Executive Retirement Agreements to provide for CERBCO's financial obligations under the Plan. Assets in the trust consist of the cash surrender values of the executive life insurance policies and are carried on CERBCO's balance sheet as assets. The trust will not terminate until participants and beneficiaries are no longer entitled to benefits under the plan. Upon termination, all assets remaining in the trust will be returned to CERBCO. For additional information on the CERBCO Supplemental Retirement Plan, see "Defined Benefit or Actuarial Plans."

The following tables set forth the annual retirement benefits that would be received under the CERBCO Supplemental Retirement Plan at various compensation levels after the specified years of service:

Pension Plan Table Where Formula Provides 50% of Compensation (1)

(Final)                                                       Years of Service (Under Plan)
                                                              -----------------------------
Remuneration             15               20                25                30               35
------------             --               --                --                --               --

$        125,000    $    58,594       $    62,500      $    62,500       $    62,500      $    62,500
$        150,000    $    70,313       $    75,000      $    75,000       $    75,000      $    75,000
$        175,000    $    82,031       $    87,500      $    87,500       $    87,500      $    87,500
$        200,000    $    93,750       $   100,000      $   100,000       $   100,000      $   100,000
$        225,000    $   105,469       $   112,500      $   112,500       $   112,500      $   112,500
$        250,000    $   117,188       $   125,000      $   125,000       $   125,000      $   125,000
$        300,000    $   140,625       $   150,000      $   150,000       $   150,000      $   150,000
$        350,000    $   154,627       $   175,000      $   175,000       $   175,000      $   175,000
$        400,000    $   154,627       $   182,101      $   200,000       $   200,000      $   200,000
$        450,000    $   154,627       $   182,101      $   201,055       $   221,961      $   225,000
$        500,000    $   154,627       $   182,101      $   201,055       $   221,961      $   245,085

(1) Assumes at the time the Plan was  established  (i) the individual is age 50,
(ii) maximum covered compensation is $250,000 and is increased 2% (compounded annually) each year of service after 1992, and (iii) retirement is effective at the beginning of the year.

Pension Plan Table Where Formula Provides 25% of Compensation (2)

(Final)                                                       Years of Service (Under Plan)
                                                              -----------------------------
Remuneration               15                20               25                30               35
------------               --                --               --                --               --

$         50,000      $   8,929         $  11,905         $ 12,500         $  12,500         $ 12,500
$         75,000      $  13,393         $  17,858         $ 18,750         $  18,750         $ 18,750
$        100,000      $  17,858         $  23,810         $ 25,000         $  25,000         $ 25,000
$        200,000      $  21,206         $  31,218         $ 36,190         $  39,957         $ 44,115
$        300,000      $  21,206         $  31,218         $ 36,190         $  39,957         $ 44,115
$        400,000      $  21,206         $  31,218         $ 36,190         $  39,957         $ 44,115
$        500,000      $  21,206         $  31,218         $ 36,190         $  39,957         $ 44,115

(2) Assumes at the time the Plan was  established  (i) the individual is age 45,
(ii) maximum covered compensation is $90,000 and is increased 2% (compounded annually) each year of service after 1992, and (iii) retirement is effective at the beginning of the year.

     Each executive's covered compensation under the CERBCO Supplemental Retirement Plan is equal to his final base salary. The maximum covered compensation for Messrs. Robert Erikson and George Erikson is limited to $250,000 annually ($20,834 per month), increased 2% annually beginning in 1993. The maximum covered compensation for Mr. Robert Hartman is limited to $90,000 annually ($7,500 per month), increased 2% annually beginning in 1993.

     The following table sets forth information concerning vested annual benefits as of June 30, 1996 for the executives listed in the Summary Compensation Table covered by the CERBCO Supplemental Retirement Plan:

                                             Years of Credited      Current Annual        Vested         Vested
Name                        Years of ServiceService Under Plan   Covered Compensation   Percentage   Annual Benefit
----                        ----------------------------------   --------------------   ----------   --------------

Robert W. Erikson                   23               4               $   265,302          22.22%       $  29,478
George Wm. Erikson                  20               4               $   265,302          26.67%       $  35,374
Robert F. Hartman                   15               4               $    95,509          20.00%       $   4,775

1988 Plan of Reorganization and Merger

         Pursuant to the Plan of Reorganization and Merger, approved by CERBERONICS stockholder vote on February 26, 1988, CERBCO became a successor to the CERBERONICS, Inc. 1986 Employee Stock Option Plan and the 1986 Board of Directors' Stock Option Plan (now collectively the "CERBCO Plans") described below. The CERBCO Plans are now deemed to relate to stock options to purchase shares of CERBCO Common Stock. Each CERBERONICS stock option previously outstanding was converted into an option to purchase, upon the same terms, shares of CERBCO Common Stock in the same numbers as were provided by the option with respect to Class A Common Stock of CERBERONICS. The CERBCO Plans do not relate to shares of CERBCO Class B Common Stock. In all other respects, the terms of the CERBCO Plans and the options outstanding, or which may become outstanding, remain unchanged.

CERBCO 1986 Employee Stock Option Plan

         CERBERONICS adopted, with stockholder approval at the 1986 Annual Meeting of Stockholders, the CERBERONICS, Inc. 1986 Employee Stock Option Plan (now called the "CERBCO Employee Plan"). This plan automatically terminated on June 28, 1996. The purpose of the CERBCO Employee Plan was to promote the growth and general prosperity of the Company by permitting key management employees to purchase shares, through the grant and exercise of options, of CERBCO's Common Stock. Under the terms of the CERBCO Employee Plan, which was administered by the Stock Option Committee appointed by and comprised of members of the Board of Directors, both incentive and nonstatutory stock options may be granted to eligible employees. Under the CERBCO Employee Plan, 75,000 shares of Common Stock were reserved for issuance upon the exercise of stock options granted.

         The Stock Option Committee, in its sole discretion, has full power and authority to designate eligible employees to whom an incentive stock option or a nonstatutory stock option shall be granted, determine the number of shares to be made available under any option granted, determine the periods in which a participant may exercise his option (provided, however, no incentive stock option may be exercised more than ten years after the date of its grant), determine the option price and determine the date on which the option shall expire. The grant of a stock option under the CERBCO Employee Plan was contingent on the participant's continued services on behalf of CERBCO for a period of not less than 24 months from the date of grant of the option.

         During fiscal year 1996, no options were granted to executive officers of CERBCO. All options granted under this plan in past years have expired.

CERBCO 1986 Directors' Stock Option Plan

         CERBERONICS adopted, with stockholder approval at the 1986 Annual Meeting of Stockholders, the CERBERONICS, Inc. 1986 Board of Directors' Stock Option Plan (now called the "CERBCO Directors' Plan"). The purpose of the CERBCO Directors' Plan is to promote the growth and general prosperity of CERBCO by permitting the Company, through the granting of options to purchase shares of CERBCO's Common Stock, to attract and retain the best available persons as members of CERBCO's Board of Directors with an additional incentive for such persons to contribute to the success of the Company. A maximum of 75,000 shares of Common Stock may be made subject to options under the CERBCO Directors' Plan. Options may be granted to directors of CERBCO or any of its subsidiaries. Each option granted under the CERBCO Directors' Plan entitles each director to whom such option is granted the right to purchase shares of CERBCO's Common Stock at a designated option price, any time and from time to time, within three years from the date of grant.

         The CERBCO Board of Directors administers the CERBCO Directors' Plan and has exclusive authority to interpret, construe and implement the provisions of the CERBCO Directors' Plan, except as may be delegated in whole or in part by the Board to a committee of the Board which may consist of three or more members of the Board. No such delegation of authority has been made. Each determination, interpretation or other action that may be taken pursuant to the CERBCO
Directors' Plan by the Board is final and binding and conclusive for all purposes and upon all persons. The Board from time to time may amend the CERBCO Directors' Plan as it deems necessary to carry out the purposes thereof.

         The terms of the CERBCO Directors' Plan contemplated that each director of the Company be granted an option to purchase 1,500 shares of the Company's Common Stock each year for five years, for a total of 7,500 shares of Common Stock per director, beginning in fiscal year 1986. On June 28, 1986, options on 1,500 shares of Common Stock were granted to each of the six CERBERONICS directors then in office. No additional options were granted until December 19, 1991. On December 19, 1991, the CERBCO Directors' Plan was amended by the CERBCO Board of Directors to ensure its original purpose by granting options to purchase 1,500 shares of Common Stock to CERBCO directors in fiscal 1992 and subsequent years, so that each director serving on the date of grant will receive options for a total amount of 7,500 shares over a five year period.
Messrs. Robert Erikson and George Erikson, being the only current directors having received options in 1986, each received options for a total amount of 6,000 shares over a four year period, from 1992 through 1995.

         On December 15, 1995, options on 1,500 shares of Common Stock each were granted to Messrs. Kincheloe and Hayes at a per share option price of $6.375. With this grant, each current director has received options for a total of 7,500 shares. No further grants are anticipated under this plan. Options on a total of 6,000 shares available under this plan were exercised by directors of the Company during fiscal year 1996.

Insituform East, Incorporated Plans

Insituform East Employee Advantage Plan

         As executive officers of Insituform East, Messrs. Robert Erikson, George Erikson and Robert Hartman participate in the Insituform East, Incorporated Employee Advantage Plan (the "IEI Advantage Plan"). The IEI Advantage Plan is a noncontributory profit sharing (retirement) plan in which all employees not covered by a collective bargaining agreement and employed with Insituform East for at least one year are eligible to participate. No employee is covered by a collective bargaining agreement. The IEI Advantage Plan is administered by the Insituform East Board of Directors which determines, at its discretion, the amount of Insituform East's annual contribution. The Insituform East Board of Directors can authorize a contribution, on behalf of Insituform East, of up to 15% of the compensation paid to participating employees during the year. The plan is integrated with Social Security. Each participating employee is allocated a portion of Insituform East's contribution based on the amount of that employee's compensation plus compensation above FICA limits relative to the total compensation paid to all participating employees plus total compensation above FICA limits. Amounts allocated under the IEI Advantage Plan begin to vest after three years of service (at which time 20% of the contribution paid vests) and are fully vested after seven years of service.

         During fiscal year 1996, Insituform East contributed an amount equal to 4.0% of the total compensation paid to all participating employees.

Names and Capacities in Which                             Contributions for           Vested Percent
Cash Contributions Were Made                             Fiscal Year 1996 1/          as of 10/24/96

George Wm. Erikson, Chairman                                   $9,014                      100%
Robert W. Erikson, President                                   $9,014                      100%
Robert F. Hartman, Vice
  President - Administration & Secretary                       $5,177                      60%
Executive Officers of Insituform East as a Group,
  (6 persons, including those named above)                     $45,714                      N/A

1/ Total contributions to employees of $211,541 include Insituform East's contribution of $198,844 and reallocated amounts totaling $12,697 forfeited by former participants who terminated employment with Insituform East during fiscal year 1996.

         The IEI Advantage Plan also includes a salary reduction profit sharing feature under Section 401(k) of the Internal Revenue Code. Each participant may elect to defer a portion of his compensation by any whole percentage from 2% to 16% subject to certain limitations. During fiscal year 1996, as mandated by the plan, Insituform East contributed an employer matching contribution equal to 25% of the participant's deferred compensation up to a maximum of 1.5% of the participant's total paid compensation for the fiscal year. Participants are 100% vested at all times in their deferral and employer matching accounts.

Names and Capacities in Which                             Contributions for           Vested Percent
Cash Contributions Were Made                              Fiscal Year 1996            as of 10/24/96
----------------------------                              ----------------            --------------

George Wm. Erikson, Chairman                                     $2,250                    100%
Robert W. Erikson, President                                     $    0                    100%
Robert F. Hartman, Vice
  President - Administration & Secretary                         $1,488                    100%
Executive Officers of Insituform East as a Group,
  (6 persons, including those named above)                       $7,963                     N/A

Insituform East 1985 Employee Stock Option Plan

         Insituform East adopted, with stockholder approval at the 1985 Annual Meeting of Stockholders, the Insituform East, Incorporated 1985 Employee Stock Option Plan (the "IEI Employee Plan"). The purpose of the plan was to advance the growth and development of Insituform East by affording an opportunity to employees of Insituform East to purchase shares of Insituform East's Common Stock and to provide incentives for them to put forth maximum efforts for the success of Insituform East's business. Any employee of Insituform East who was employed on a full-time basis is eligible for participation. The IEI Employee Plan was administered by Insituform East's Stock Option Committee.

         During fiscal year 1996, no options were granted to executive officers of Insituform East. All options granted under this plan in past years expired prior to fiscal year 1996. This plan automatically terminated on February 17, 1996.

Insituform East 1994 Board of Directors' Stock Option Plan

         Insituform East adopted, with stockholder approval at the 1994 Annual Meeting of Stockholders, the Insituform East, Incorporated 1994 Board of Directors' Stock Option Plan (the "IEI 1994 Directors' Plan"). The purpose of this plan is to promote the growth and general prosperity of Insituform East by permitting Insituform East, through the granting of options to purchase shares of its Common Stock, to attract and retain the best available persons as members of Insituform East's Board of Directors with an additional incentive for such persons to contribute to the success of Insituform East. The IEI 1994 Directors' Plan is administered and options are granted by the Insituform East Board of Directors. As directors of Insituform East, Messrs. Robert Erikson and George Erikson participate in this plan.

         Each grant of options under the IEI 1994 Directors' Plan will entitle each Insituform East director to whom such options are granted the right to purchase 15,000 shares of Insituform East's Common Stock at a designated option price, any time and from time to time, within five years from the date of grant. Options are granted under the IEI Directors' Plan each year for five years to each member of the Board of Directors of Insituform East serving as such on the date of grant, i.e., for each director serving for five years, a total of five options covering in the aggregate 75,000 shares of Common Stock (subject to adjustments upon changes in the capital structure of Insituform East) over a five year period. Under the terms of this plan, up to 525,000 shares of Insituform East's Common Stock have been reserved for the directors of Insituform East.

         On December 8, 1995, options on a total of 105,000 shares of Insituform East's Common Stock were granted to directors of Insituform East (options on 15,000 shares to each of seven directors, including Messrs. Robert Erikson and George Erikson) at a per share option price of $4.2188. No options available under this plan were exercised by directors of Insituform East during fiscal year 1996.

Insituform East 1989 Board of Directors' Stock Option Plan

         Insituform East adopted, with stockholder approval at the 1989 Annual Meeting of Stockholders, the Insituform East, Incorporated 1989 Board of
Directors Stock Option Plan (the "IEI 1989 Directors' Plan"). The purpose of this plan is the same as the IEI 1994 Directors' Plan. The term of the plan is for ten years, unless terminated sooner by the Board of Directors. Options were first granted to directors on December 1, 1989 and each of the four succeeding Board of Directors meetings following the Annual Meetings of Stockholders in 1990, 1991, 1992 and 1993. Each grant of options under the plan entitles each director to whom such options were granted the right to purchase 15,000 shares of Insituform East's Common Stock at a designated option price, any time and from time to time, within five years from the date of grant. Although no further options are anticipated to be granted under this plan, options previously granted, and which have not already been exercised or expired, will remain in effect until exercise or expiration, whichever comes first. No options available under the plan were exercised by directors of Insituform East during fiscal year 1996. Under the terms of this plan, up to 180,000 shares of Insituform East Common Stock remain reserved for the directors of Insituform East.

Capitol Copy Products, Inc. Plans

Capitol Copy 401(k) Profit Sharing Plan

         As executive officers of Capitol Copy, Messrs. Robert Erikson, George Erikson and Armen Manoogian participate in the Capitol Copy Products, Inc. 401(k) Profit Sharing Plan (the "CCP Profit Sharing Plan"). All employees not covered by a collective bargaining agreement and employed with Capitol Copy for at least one year are eligible to participate in this salary reduction profit sharing plan. No employee is covered by a collective bargaining agreement. Each participant may elect to defer a portion of his compensation and receive an employer matching contribution as determined by the Board of Directors, at its discretion. In addition to, or in place of, the matching contribution, employees may receive a non-elective contribution at the discretion of the Board of Directors. Each participating employee is allocated a portion of the contribution based on the amount of that employee's compensation relative to the total compensation paid to all participating employees. The combined contribution by the participant and Capitol Copy may not exceed the lesser of $30,000 or 25% of the participant's compensation paid during the year. All amounts allocated under the CCP Profit Sharing Plan begin to vest after two years of service (at which time 20% of the contribution paid vests) and are fully vested after six years of service.

         During fiscal year 1996, Capitol Copy contributed an employer matching contribution equal to 100% of the participant's deferred compensation up to a maximum of 5% of the participant's total paid compensation for the year. The Company made no additional non-elective contributions.

Names and Capacities in Which                             Contributions for           Vested Percent
Cash Contributions Were Made                              Fiscal Year 1996            as of 10/24/96
----------------------------                              ----------------            --------------

George Wm. Erikson, Chairman                                  $       0                 100%
Robert W. Erikson, Vice Chairman                              $       0                 100%
Armen A. Manoogian, President                                 $   7,500                 100%
Executive Officers of Capitol Copy as a Group,
  (6 persons, including those named above)                    $  19,770                 N/A

Capitol Copy 1987 Incentive Stock Option Plan

         Capitol Copy adopted, with stockholder approval on October 1, 1987, the Capitol Copy Products, Inc. 1987 Incentive Stock Option Plan (the "CCP Incentive Plan"). The purpose of this plan is to advance the interests of Capitol Copy by providing key employees with additional incentive for them to promote the success of Capitol Copy, to increase their proprietary interest in Capitol Copy and to remain in its employ. The term "key employee" means those employees (including officers and directors who are also employees, but not including Messrs. George Erikson and Robert Erikson) who, in the judgment of the Capitol Copy Board of Directors, are important to the future of Capitol Copy. The CCP Incentive Plan is administered and options are granted by the Capitol Copy Board of Directors.

         Each grant of options under the CCP Incentive Plan will entitle the Capitol Copy key employee to whom such options are granted the right to purchase a designated number of shares of Class B Stock at a designated price for a designated option period. No part of any grant of options may be exercised until the optionee has remained in the employ of Capitol Copy for a period of time as specified by the Board of Directors in the option agreement.

         No options were granted under this plan to executive officers of Capitol Copy during fiscal year 1996. All options granted under this plan in past years were exercised prior to fiscal year 1996. This plan will automatically terminate in 1997, unless terminated sooner by the Board of Directors.

OPTION/SAR GRANTS

         No option or Stock Appreciation Right grants were made to any of the named executive officers during fiscal year 1996 under the CERBCO Employee Plan, the CERBCO Directors' Plan, the IEI Employee Plan, the IEI 1989 Directors' Plan or the CCP Incentive Plan. The following table sets forth information concerning options granted to each of the named executive officers during fiscal year 1996, under the IEI 1994 Directors' Plan:

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                                              Potential Realized Value
                                                                                               at Assumed Annual Rates
                                                                                             of Stock Price Appreciation
                                                                    Individual Grants              for Option Term
                                                     % of Total
                                                      Options/
                                     Option/        SARs Granted     Exercise
                                      SARs          to Employees      or Base    Expiration
Name                               Granted(#)      in Fiscal Year    ($/Share)      Date         5% ($)      10%($)
----                               ----------      --------------    ---------      ----         ------      ------

Robert W. Erikson
  IEI 1994 Directors' Plan          15,000             14%             $4.2188     12/8/00       $17,484      $38,634

George Wm. Erikson
  IEI 1994 Directors' Plan          15,000             14%             $4.2188     12/8/00       $17,484      $38,634

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUE

         No option or Stock Appreciation Right grants made under the CERBCO Employee Plan, or the IEI 1989 or 1994 Directors' Plans to any of the named executive officers were exercised during fiscal year 1996. During fiscal year 1996, Messrs. Robert Erikson and George Erikson each exercised options to purchase 1,500 shares of CERBCO Common Stock granted under the CERBCO Directors' Plan. The following table sets forth information concerning option or Stock Appreciation Right grants held by each of the named executive officers under all plans as of June 30, 1996:

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
                                                                                                 Value of
                                                               Number of Unexercised        Unexercised in the Money
                                   Shares                    Options/SARs at FY-End(#)      Options/SARs at FY-End($)
                                 Acquired on     Value
Name                             Exercise(#) Realized ($)  Exercisable    Unexercisable   Exercisable   Unexercisable
----                             ----------- ------------  -----------    -------------   -----------   -------------

Robert W. Erikson
  CERBCO Directors' Plan           1,500       $  4,688      3,000             0          $   8,063           $0
  IEI 1994 Directors' Plan             0       $      0     30,000             0          $   7,500           $0
  IEI 1989 Directors' Plan             0       $      0     45,000             0          $  10,313           $0

George Wm. Erikson
  CERBCO Directors' Plan           1,500       $  4,688      3,000             0          $   8,063           $0
  IEI 1994 Directors' Plan             0       $      0     30,000             0          $   7,500           $0
  IEI 1989 Directors' Plan             0       $      0     45,000             0          $  10,313           $0

REPRICING OF OPTIONS/SARs

         Neither the Company nor its subsidiaries have adjusted or amended the exercise price of stock options or SARs previously awarded to any of the named executive officers during fiscal year 1996.

LONG-TERM INCENTIVE PLAN AWARDS

         Neither the Company nor its subsidiaries have a long-term incentive plan.

DEFINED BENEFIT OR ACTUARIAL PLANS

         The  Company  maintains  a  defined  benefit  plan  called  the  CERBCO
Supplemental  Retirement Plan to provide annual  retirement  benefits to covered executives. See "Compensation Pursuant to Plans - CERBCO, Inc. Plans, Supplemental Executive Retirement Plan" as to the basis upon which benefits under the Plan are computed.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         There are no employment contracts between the Company or its subsidiaries and any named executive officer. There are no arrangements between the Company or its subsidiaries and any named executive officer, or payments made to an executive officer, that resulted, or will result, from the resignation, retirement or other termination of employment with the Company or its subsidiaries, in an amount that exceeds $100,000.

COMPENSATION OF DIRECTORS

         Each non-officer director of the Company is paid an annual fee of $3,000 and an attendance fee of $500 for Board of Directors meetings where he attends in person. The attendance fee is $100 if he participates by telephone. Directors who are also officers of the Company do not receive separate fees for service as directors, but are eligible with all other directors to participate in the CERBCO Directors' Stock Option Plan, as described under the section entitled, "Compensation Pursuant to Plans." All directors of the Company are reimbursed for Company travel-related expenses.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Board of Directors does not have a compensation committee; the Board of Directors as a whole serves in that equivalent capacity. Messrs. George Erikson and Robert Erikson, both members of the Board of Directors and executive officers of the Company, holding the offices of Chairman & General Counsel and President & Treasurer, respectively, participate in, and during fiscal year 1996 participated in, deliberations of the Board of Directors concerning executive officer compensation.

         Messrs. George Erikson and Robert Erikson are both members of the Board of Directors and executive officers of Insituform East and Capitol Copy. In their capacities as directors of these subsidiary companies, they participate in, and during fiscal 1996 participated in, deliberations of the respective subsidiaries' Boards of Directors concerning executive officer compensation.

         Mr. Robert Erikson served during fiscal year 1996 as a member of the Compensation Committee of the Board of Directors of Palmer National Bancorp, Inc. and The Palmer National Bank. Mr. Webb C. Hayes, IV, a director of the Company and a director of Insituform East and Capitol Copy who participates in, and during fiscal year 1996 participated in, deliberations of the CERBCO Board of Directors and the Boards of Directors of its subsidiaries concerning executive officer compensation for CERBCO and its subsidiaries, respectively, was Chairman of the Board and an executive officer of Palmer National Bancorp, Inc. and The Palmer National Bank. Palmer National Bancorp, Inc., parent of The Palmer National Bank, was acquired by George Mason Bankshares, Inc. in May 1996. The Palmer National Bank was subsequently renamed The George Mason Bank, N.A. Since May 1996, Mr. Erikson no longer participates in compensation matters affecting Mr. Hayes.

PERFORMANCE GRAPH

         The following graph compares the total stockholder return on the Company's Common Stock to the Total Return Index for the NASDAQ Stock Market (U.S. Companies) and to a Peer Group Index based on NASDAQ Stocks SIC Code 162, "Heavy Construction, Except Highway," and SIC Code 504, "Professional and Commercial Equipment," for the last five fiscal years.

  Date     Company   Market    Market    Peer     Peer
           Index     Index     Count    Index    Count
06/28/91   100.000   100.000    3893   100.000     31
07/31/91   118.182   105.920    3891   110.508     32
08/30/91   103.030   111.187    3904   117.158     32
09/30/91   133.333   111.595    3908   131.148     33
10/31/91   109.091   115.284    3920   145.376     32
11/29/91   118.182   111.414    3932   138.274     30
12/31/91   127.273   125.025    3940   147.043     28
01/31/92   127.273   132.336    3953   160.022     28
02/28/92   127.273   135.334    3957   179.452     27
03/31/92   112.121   128.947    3969   166.811     27
04/30/92    96.970   123.417    3968   153.858     28
05/29/92   103.030   125.019    3956   157.514     28
06/30/92    96.970   120.132    3936   148.406     28
07/31/92   100.000   124.388    3900   142.795     28
08/31/92   112.121   120.585    3881   131.351     30
09/30/92   112.121   125.067    3879   141.032     31
10/30/92   112.121   129.994    3891   150.020     31
11/30/92   169.697   140.337    3907   169.868     32
12/31/92   151.515   145.503    3931   174.855     35
01/29/93   145.455   149.644    3919   183.012     36
02/26/93   151.515   144.062    3950   177.163     37
03/31/93   142.424   148.232    3974   172.210     36
04/30/93   130.303   141.905    4008   161.049     36
05/28/93    96.970   150.382    4036   167.519     37
06/30/93    93.939   151.077    4072   162.609     39
07/30/93    84.848   151.256    4104   166.370     42
08/31/93   106.061   159.074    4139   174.493     43
09/30/93   100.000   163.811    4174   177.879     44
10/29/93   103.030   167.493    4222   186.006     43
11/30/93   175.758   162.497    4305   179.273     43
12/31/93   193.939   167.027    4377   185.669     43
01/31/94   157.576   172.097    4401   187.706     44
02/28/94   184.849   170.488    4440   194.448     44
03/31/94   200.000   160.002    4492   176.502     46
04/29/94   181.818   157.926    4521   171.278     46
05/31/94   166.667   158.312    4563   173.216     47
06/30/94   154.545   152.522    4576   151.159     47
07/29/94   148.485   155.650    4594   153.526     47
08/31/94   136.364   165.573    4612   157.341     50
09/30/94   169.697   165.150    4615   155.890     49
10/31/94   172.727   168.396    4637   157.472     51
11/30/94   218.182   162.810    4653   152.418     51
12/30/94   236.364   163.267    4658   151.755     52
01/31/95   209.091   164.183    4648   158.010     57
02/28/95   239.394   172.865    4650   157.114     57
03/31/95   218.182   177.987    4644   166.048     57
04/28/95   206.061   183.591    4655   169.223     55
05/31/95   230.303   188.329    4653   173.284     54
06/30/95   236.364   203.589    4670   183.618     54
07/31/95   266.667   218.551    4689   195.815     53
08/31/95   309.091   222.974    4712   201.497     51
09/29/95   345.455   228.103    4708   210.043     49
10/31/95   321.212   226.800    4745   197.433     50
11/30/95   351.515   232.119    4777   200.858     49
12/29/95   327.273   230.876    4817   214.164     48
01/31/96   327.273   232.006    4807   210.218     48
02/29/96   306.061   240.850    4837   221.914     48
03/29/96   303.030   241.646    4876   219.403     50
04/30/96   303.030   261.688    4920   253.453     50
05/31/96   375.758   273.746    4976   273.604     54
06/28/96   341.955   261.403    5029   226.874     54

                          TRANSACTIONS WITH MANAGEMENT

         Pursuant to authorizations by the Board of Directors on the dates indicated below, the Company has made certain advancements to Mr. George Erikson, Director, Chairman & General Counsel, and certain advancements to Mr. Robert Erikson, Director, President & Treasurer (together the "Eriksons") for their respective legal fees and expenses which each has incurred, and may incur in the future, for personal legal representation in connection with the stockholder lawsuit filed in August 1990 challenging a proposed but unconsummated transaction between each of the Eriksons and Insituform Technologies, Inc. (see sections entitled, "Voting Securities and Principal Holders Thereof" and "Legal Proceedings" below).

             Board Authorizations for Advancements                      Board Authorizations for Advancements
                   to Mr. George Wm. Erikson                                  to Mr. Robert W. Erikson

                  Date              Amount Authorized                           Date         Amount Authorized

               April 12, 1991         $  12,500                           April 12, 1991         $  12,500
            December 19, 1991            12,500                        December 19, 1991            12,500
               March 17, 1992            12,500                           March 17, 1992            12,500
           September 15, 1992            25,000                       September 15, 1992            25,000
            December 18, 1992            50,000                        December 18, 1992            50,000
               March 16, 1993            50,000                           March 16, 1993            50,000
            December 17, 1993            12,500                        December 17, 1993            12,500
                 June 7, 1994            50,000                             June 7, 1994            50,000
           September 13, 1994            75,000                       September 13, 1994            75,000
            December 16, 1994           100,000                        December 16, 1994           100,000
                March 7, 1995            75,000                            March 7, 1995            75,000
           September 12, 1995            25,000                       September 12, 1995            25,000
            December 15, 1995            25,000                        December 15, 1995            25,000
             October 15, 1996            25,751                         October 15, 1996            25,751
                                       --------                                                   --------
                                       $550,751                                                   $550,751
                                       ========                                                   ========

         As of October 15, 1996, pursuant to such Board authorizations, the Company has advanced and expensed in total $550,751 to Mr. George Erikson and has advanced and expensed in total $550,751 to Mr. Robert Erikson.

         Pending a final outcome of these legal proceedings, the Board of Directors has deferred consideration or ultimate determination of entitlement of Mr. George Erikson and/or Mr. Robert Erikson to indemnification by the Company for their legal fees and expenses. If it is ultimately determined by the Board of Directors or otherwise in accordance with Section 145 of Delaware Corporation Law that Mr. George Erikson and/or Mr. Robert Erikson are not entitled to indemnification for any such legal fees and expenses under Section 145 of Delaware Corporation Law, such advances shall be reimbursed by Mr. George Erikson and/or Mr. Robert Erikson to the Company pursuant to an agreement with the Company executed by each of the Eriksons and delivered to the Board of Directors.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         As previously reported by the Company, on March 12, 1990, the controlling stockholders of the Company, Messrs. George Erikson and Robert Erikson (together, the "Eriksons"), executed a letter of intent and subsequently executed four amendments thereto (collectively referred to herein as the "Letter of Intent") with Insituform Technologies, Inc. ("ITI") (formerly Insituform of North America, Inc. or "INA") to effect a sale of their controlling interest in the Company to ITI for $6,000,000 (the "Proposed Transaction"). The Proposed Transaction, had it been consummated, would have had the effect of making ITI the controlling stockholder of the Company and, indirectly, of each of the Company's three direct subsidiaries at the time, Insituform East, Capitol Copy and CERBERONICS. On September 19, 1990, however, the Company issued a press release announcing that the Eriksons had informed the Company that the Letter of Intent had expired without consummation of any transaction, that it would not be further extended, that negotiations had ceased and that the Eriksons had no further intention at the time of pursuing the proposed sale of their controlling interest in the Company to ITI.

                                LEGAL PROCEEDINGS

              The only material pending legal proceedings to which the Company is a party or any such legal proceedings contemplated of which the Company is aware are (a) a previously disclosed lawsuit in the Court of Chancery of the State of Delaware currently on appeal, and (b) a previously disclosed lawsuit pending in the Superior Court of the District of Columbia.

              (a) As previously reported by the Company, in March 1990, the controlling stockholders of the Company, Messrs. George Wm. Erikson and Robert
W. Erikson (together, the "Eriksons"), executed a letter of intent and subsequently executed four amendments thereto (collectively referred to herein as the "Letter of Intent") with Insituform Technologies, Inc. ("ITI") to effect a sale of their controlling interest in the Company to ITI for $6,000,000 (the "Proposed Transaction"). The Proposed Transaction, if consummated, would have had the effect of making ITI the controlling stockholder of the Company, and, indirectly, of each of the Company's three direct subsidiaries at the time, Insituform East, Capitol Copy, and CERBERONICS. In September 1990, the Eriksons informed the Company that the Letter of Intent had expired without consummation of any transaction, that it would not be further extended, that negotiations had ceased, and that the Eriksons had no further intention at the time of pursuing the proposed sale of their controlling interest in the Company to ITI.

              In August 1990, a complaint against the Company and the Eriksons was filed in the Delaware Court of Chancery (the "Delaware Complaint") by two stockholders of the Company, on their own behalf and derivatively on behalf of the Company, which sought (i) damages against the individual defendants for alleged breach of fiduciary duties in an amount not less than $6,000,000, together with interest thereon from March 12, 1990; (ii) to permanently enjoin the Eriksons from completing any transaction with ITI similar in substance to the Proposed Transaction; (iii) a declaration of the invalidity of the 1982 authorization for and issuance of the Company's Class B Common Stock, and, therefore, of the entitlement of holders of Class B Common Stock to elect any members of the Company's Board; (iv) a declaration of the invalidity of the 1990 election of the Company's directors and the issuance of new proxy materials that fully and fairly disclose all facts which plaintiffs claim are material to the election of such directors; (v) an award to the plaintiffs of their costs of bringing the action, including reasonable attorneys' fees; and (vi) an award to plaintiffs of such further relief as the Court of Chancery deemed appropriate. In addition, the Complaint asserted a claim against the individual defendants alleging that the Company had forgone a corporate opportunity by the continued failure to pursue a transaction with ITI.

              All but one of the plaintiffs' claims subsequently were dismissed. The claim remaining in the litigation was plaintiffs' allegation that the Proposed Transaction was an opportunity belonging to the Company and that the Eriksons breached their duty to the Company by precluding the Company from taking advantage of that opportunity so that the Eriksons might have a chance to do so. Trial in this matter was held beginning February 21, 1995.

              Following post-trial briefing and argument, Chancellor Allen issued an opinion on August 9, 1995, in which he ruled in favor of the Eriksons. The court determined that, while the Eriksons failed in certain limited respects to meet the standards of loyalty required of them under Delaware corporate law, that "deviation from proper corporate practice" neither caused injury to CERBCO nor resulted in any substantial gain to the Eriksons. The Court also found that the Eriksons met their burden of showing that their conduct was "wholly fair to the corporation." With the decision, all of the plaintiffs' claims have been resolved in favor of CERBCO and/or the Eriksons.

              On August 25, 1995, the Court of Chancery issued its Memorandum and Order on Final Judgment and a corresponding Final Order and Judgment, which latter document formally entered judgment in favor of the Eriksons and denied in toto the plaintiffs' request for legal fees and expenses totaling $1,513,499. The Court concluded that the litigation conferred no substantial benefit on CERBCO, so that it would be inappropriate to require CERBCO and its stockholders to share the costs that plaintiffs incurred.

              The plaintiffs filed a Notice of Appeal with the Delaware Supreme Court on August 30, 1995. Briefing was completed on December 6, 1995. Oral argument was held on January 18, 1996. On April 10, 1996, the Delaware Supreme Court issued its decision. The Court ruled that "[t]he Eriksons were entitled to profit from their control premium and to that end compete with CERBCO but only after informing CERBCO of the opportunity" for a transaction with ITI. Although the Eriksons were deemed to have breached their duty of loyalty, the Supreme Court affirmed the finding of the Court of Chancery that there was no viable transaction that could take place between CERBCO and ITI, given the Eriksons' ability to veto such a transaction as controlling shareholders of CERBCO. Therefore, no damages could be awarded for the loss of a transaction that had a "zero probability of occurring due to the lawful exercise of statutory rights." The Supreme Court did rule, however, that the Eriksons were liable to CERBCO for $75,000 they received from ITI for extending the Letter of Intent (the "Extension Fee"), and had to reimburse the expenses, if any, that CERBCO "incurred to accommodate the Eriksons' pursuit of their own interests" prior to the abandonment of the proposed transaction with ITI. The Supreme Court concluded that the Chancery Court's opinion was therefore "affirmed in part and reversed in part, and this matter is remanded to the Court of Chancery for further determination of damages. Once those damages are fixed, the [Chancery] court should proceed to examine anew any petition for counsel fees on behalf of the plaintiffs." The Eriksons filed motions for reargument and for rehearing en banc, which motions the Supreme Court denied, and on May 15, 1996, the case was remanded to the Court of Chancery.

              On May 20, 1996, the plaintiffs filed a motion for post-remand relief in the Court of Chancery, seeking (a) a "disgorgement of benefits" allegedly received by the Eriksons in the aggregate amount of $451,000; (b) "damages attributable to the Eriksons' breach of fiduciary duty" in an aggregate amount of almost $1.4 million; and (c) certain injunctive relief against the Eriksons with respect to "any further negotiations with ITI respecting ITI's interest in obtaining control of [Insituform East]." The Eriksons and the plaintiffs filed briefs in connection with the plaintiffs' motion. Oral argument on the motion was presented to the Court of Chancery on July 15, 1996.

              On September 13, 1996, the Court of Chancery issued its decision on remand. The Court ruled that the Eriksons were obligated to pay CERBCO the principal amount of $188,200, plus interest, representing legal fees paid to the law firm of Morgan, Lewis & Bockius as counsel for the special committee of the CERBCO Board of Directors that was appointed in 1990 in connection with the Proposed Transaction. The Court of Chancery also ruled that the Eriksons were obligated to pay CERBCO interest on the $75,000 Extension Fee the Supreme Court had ordered the Eriksons to pay to CERBCO. All of the plaintiffs' other claims were rejected, except that the Court ruled it was premature to determine plaintiffs' claim that the Eriksons were obligated to reimburse CERBCO for advances to them of the defense costs of the litigation. The order and judgment embodying the Court's rulings have not yet been entered and, accordingly, the time for filing any appeals from the Court of Chancery's decision on remand has not yet commenced. The Eriksons have advised the Company they are likely to appeal the judgment. On October 2, 1996, the plaintiffs filed a petition seeking legal fees and expenses totaling $1,663,265.59. Both CERBCO and the Eriksons filed objections, and the Court of Chancery is expected to rule on the petition shortly.

              (b) As previously reported by the Company, in January 1993, a separate lawsuit against the partners in the law firm of Rogers & Wells and the Company, arising out of the subject matter of the Delaware litigation, was filed in the Superior Court of the District of Columbia (the "D.C. Complaint"). The plaintiffs are the same two stockholders, and a former director of the Company, and have alleged that Rogers & Wells breached its duty of loyalty and care to the Company by representing allegedly conflicting interests of the Eriksons in the Proposed Transaction with ITI. The plaintiffs also claim that Rogers & Wells committed malpractice by allegedly making misrepresentations to the Company's Board and allegedly failing to properly inform the Company's Board. The plaintiffs claim that the conduct of Rogers & Wells caused the Company to lose an opportunity to sell its control of Insituform East to ITI, caused the Company to incur substantial expense, and unjustly enriched Rogers & Wells. The D.C. complaint seeks to recover from Rogers & Wells (i) damages in an amount equal to all fees paid to Rogers & Wells, (ii) damages in an amount not less than $6,000,000 for the loss of the opportunity for the Company to sell its control of Insituform East to ITI, and (iii) punitive damages. Although the complaint states that it was filed on behalf of the Company, management does not believe that Rogers & Wells should be sued on any of the claims set forth in the complaint.

              Motions to dismiss this case by the Company and Rogers & Wells were denied, but a stay in the proceedings was granted until after the Delaware trial. After the Court of Chancery's August 9, 1995 opinion was rendered, the parties to the Superior Court action filed status reports. On November 13, 1995, plaintiffs agreed to a stay in the Superior Court action pending the outcome of the appeal to the Delaware Supreme Court. In accordance with a status report filed by the parties with the Superior Court on or about June 28, 1996, the stay of the District of Columbia action was continued at least until such time as the Delaware Court of Chancery ruled upon the plaintiffs' pending motion for post-remand relief.

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

              The firm of Deloitte & Touche was  engaged to audit the  financial statements of the Company for the fiscal year ended June 30, 1996. A representative of Deloitte & Touche will be at the Meeting and will have an opportunity to make a statement if he or she desires to do so. The representative will also be available to respond to appropriate questions from any stockholders present at the Meeting.

              The Audit Committee of the Board of Directors has not yet recommended, and the Board has not yet approved, the appointment of independent public accountants to audit the financial statements of the Company for the fiscal year ending June 30, 1997. It is anticipated that the Audit Committee will make its recommendation to the Board and that the appointment of independent public accountants will be made by the Board prior to June 30, 1997.

                                  OTHER MATTERS

              The Board of Directors is not aware of any other matters which are likely to be brought before the Meeting. However, if any other matters are properly brought before the Meeting, it is the intention of the individuals named in the enclosed form of Proxy to vote the proxy in accordance with their judgment on such matters.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

              Financial statements of the Company are contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, a copy of which is enclosed herewith.

                  DEADLINE FOR SUBMITTING STOCKHOLDER PROPOSALS
           FOR INCLUSION IN THE BOARD'S PROXY STATEMENT IN CONNECTION
                    WITH THE FISCAL YEAR 1997 ANNUAL MEETING

              A proposal submitted by a stockholder for action at the Company's Annual Meeting of Stockholders for the fiscal year ending June 30, 1997 must be received no later than June 30, 1997, in order to be included in the Company's Proxy Statement for that meeting. It is suggested that proponents submit their proposals by certified mail-return receipt requested.

              A proponent of a proposal must be a record or beneficial owner entitled to vote at the next Annual Meeting on the proposal and must continue to be entitled to vote through the date on which the meeting is held.

                                     By Order of the Board of Directors,



                                     /s/
                                     Robert F. Hartman
                                     Secretary

Landover, Maryland
November 8, 1996

APPENDIX A

TEXT OF COMMON STOCK PROXY CARD:

                                  COMMON STOCK

                                  CERBCO, Inc.
                                3421 Pennsy Drive
                            Landover, Maryland 20785
                                 (301) 773-1784

               ANNUAL MEETING OF STOCKHOLDERS - DECEMBER 20, 1996
                              PROXY - COMMON STOCK
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints R.W. Erikson and G.Wm. Erikson, and each of them, with full power of substitution, the Proxies of the undersigned to represent and to vote, as designated on the reverse side of this proxy card, all the shares of Common Stock of CERBCO, Inc. held of record by the undersigned on October 24, 1996, at the Annual Meeting of Stockholders to be held on December 20, 1996 or any adjournments thereof.

                         (TO BE SIGNED ON REVERSE SIDE)

- - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - -

[ X ]  Please mark your votes as in this example.

          FOR, the nominee        WITHHOLD       Nominee:   P.C. Kincheloe, Jr.
           listed at right    authority to vote
                               for the nominee
                               listed at right


1.   Proposal -
     Election of    [    ]        [     ]
     Director.

(INSTRUCTION: To vote against the nominee, write the nominee's name on the line provided below.)

2. In their own discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

PLEASE SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE                   SIGNATURE (IF HELD JOINTLY)     Dated:        , 1996

NOTE: Signature(s) should be exactly as name(s) appearing on your certificate. If stock is held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee, guardian or corporate officer, etc., please give your full title as such.

TEXT OF CLASS B COMMON STOCK PROXY CARD:

                              CLASS B COMMON STOCK

                                  CERBCO, Inc.
                                3421 Pennsy Drive
                            Landover, Maryland 20785
                                 (301) 773-1784

               ANNUAL MEETING OF STOCKHOLDERS - DECEMBER 20, 1996
                          PROXY - CLASS B COMMON STOCK
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints R.W. Erikson and G. Wm. Erikson, and each of them, with full power of substitution, the Proxies of the undersigned to represent and to vote, as designated on the reverse side of this proxy card, all the shares of Class B Common Stock of CERBCO, Inc. held of record by the undersigned on October 24, 1996, at the Annual Meeting of Stockholders to be held on December 20, 1996 or any adjournments thereof.

                         (TO BE SIGNED ON REVERSE SIDE)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

[ X ]  Please mark your votes as in this example.

          FOR, all nominees         WITHHOLD          Nominees:  R.W. Erikson
           listed at right      authority to vote                G.Wm. Erikson
                                for all nominees                 W.C. Hayes, IV
                                 listed at right

1.   Proposal -
     Election of    [     ]         [     ]
     Directors.

(INSTRUCTION: To vote against one or more individual nominee, write the nominee's name(s) on the line provided below.)

2. In their own discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

PLEASE SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE              SIGNATURE (IF HELD JOINTLY)      Dated:           , 1996

NOTE: Signature(s) should be exactly as name(s) appearing on your certificate. If stock is held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee, guardian or corporate officer, etc., please give your full title as such.